Contact:
Investors:
Progenics Pharmaceuticals, Inc.
Richard W. Krawiec, Ph.D.
Vice President, Corporate Affairs
(914) 789-2800
rkrawiec@progenics.com

Dory A. Lombardo
Senior Manager, Corporate Affairs
(914) 789-2818
dlombardo@progenics.com

Media: Aline Schimmel WeissComm Partners (312) 284-4706

PROGENICS PHARMACEUTICALS REPORTS
FIRST QUARTER 2008 RESULTS

Tarrytown, NY, May 9, 2008 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced its results of operations for the quarter ended March 31, 2008.

Revenues for the quarter totaled $14.8 million compared to revenues of $17.6 million for the same period in 2007. Revenues primarily reflect reimbursement by the Company’s collaborator, Wyeth, for development work performed by the Company under its methylnaltrexone collaboration ($8.9 million in 2008 and $10.5 million in 2007), recognition of a portion of the $60 million upfront payment received from Wyeth in December 2005 ($3.2 million in 2008 and $5.0 million in 2007) and funding from government grants and contracts ($2.6 million in 2008 and $2.1 million in 2007).

The Company’s expenses for the first quarter of 2008 were $32.2 million, compared to $29.9 million for the first quarter of 2007. Research and development expenses increased by $0.8 million, relating to the collaboration with Wyeth, preparation for clinical trials for other product candidates and an increase in research and development headcount. General and administrative expenses increased $0.9 million, primarily due to an increase in headcount. Depreciation expense also increased $0.6 million due to purchases of capital assets and additional leasehold improvements made after the first quarter of 2007.

The Company reported a net loss of ($15.5 million) or ($0.52) per share (basic and diluted) for the first quarter of 2008, compared to a net loss of ($10.4 million) or ($0.40) per share (basic and diluted) for the first quarter of 2007. At the end of the first quarter of 2008, Progenics had $155.0 million in cash, cash equivalents and marketable securities compared to $170.4 million at December 31, 2007.

“The approval of RELISTOR by the U.S. Food and Drug Administration in April 2008 was a transformative event for Progenics Pharmaceuticals,” says Paul J. Maddon, M.D., Ph.D., Founder, Chief Executive Officer and Chief Science Officer, Progenics Pharmaceuticals, Inc. “RELISTOR will soon be available as a subcutaneous injection for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. The development of innovative, breakthrough drugs that are first-in-class is crucial in the current commercial environment. Progenics will continue to strive to set an example of leadership and innovation in the biotechnology industry.”

First Quarter 2008 Highlights

•
In January 2008, the Company initiated two, phase 2 clinical trials for PRO 140, an investigational drug for the treatment of human immunodeficiency virus (HIV) infection. The objective of the studies is to identify an optimal dosing regimen of PRO 140 for evaluation in pivotal clinical trials, as well as to further assess safety and tolerability.

•
In March, Progenics announced that preliminary results from the phase 3 intravenous methylnaltrexone clinical trial for post-operative ileus, conducted by Wyeth, showed that treatment did not achieve the primary end point of the study: a reduction in time to recovery of gastrointestinal function (i.e., time to first bowel movement) as compared to placebo. The study also did not show that secondary measures of surgical recovery, including time to discharge eligibility, were superior to placebo. By mid-year, Progenics expects to have results of a second phase 3 trial that it has conducted and is similar in design to the Wyeth study.

•
At the end of March, following a priority review, RELISTOR™ (methylnaltrexone bromide injection) for subcutaneous use was approved for marketing in Canada. Health Canada’s decision regarding RELISTOR marked the first regulatory approval of this novel medication anywhere in the world.

Recent Highlights

•
On April 24th, Wyeth and Progenics received United States Food and Drug Administration (FDA) approval of RELISTOR (methylnaltrexone bromide) subcutaneous injection for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. On the same day, the Companies also announced they received a Positive Opinion for RELISTOR (methylnaltrexone bromide) subcutaneous injection from the Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA).

•
The FDA approval of RELISTOR for subcutaneous use triggered a $15 million milestone payment from Wyeth to Progenics. Progenics has announced that its Board of Directors has approved a share repurchase program to acquire up to $15 million of its outstanding common shares, funding for which will come from the milestone payment.

(PGNX-F)

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology – including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections – and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR™ (methylnaltrexone bromide) for the treatment of opioid-induced side effects, including constipation (subcutaneous and oral formulations) and post-operative ileus (intravenous formulation). In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. In Canada, RELISTOR (methylnaltrexone bromide injection) for subcutaneous use is indicated for the treatment of OIC in patients with advanced illness receiving palliative care. Applications are pending related to the potential marketing of RELISTOR in Europe, where a Positive Opinion has been rendered by the Committee for Medicinal Products for Human Use, the scientific committee of the European Medicines Agency, as well as in Australia and other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which has completed phase 1b clinical studies with positive results. PRO 140 is currently in phase 2 clinical testing. Pre-clinical programs for the development of novel HCV entry inhibitors are also underway. In the area of oncology, the Company is developing a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer – a selectively targeted cytotoxic antibody directed against prostate-specific membrane antigen (PSMA). PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also developing vaccines designed to treat prostate cancer by stimulating an immune response to PSMA.

(Financial Tables Follow)

PROGENICS PHARMACEUTICALS, INC. CONDENSED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except net loss per share)
	Three Months Ended March 31,
	2008	2007

Revenues:

Research and development from collaborator	$12,110	$15,499
Research grants and contracts	2,613	2,119
Product sales	39	19
Total revenues	14,762	17,637

Expenses:
Research and development	22,790	22,421
License fees – research and development	1,149	750
General and administrative	7,152	6,276
Depreciation and amortization	1,114	492
Total expenses	32,205	29,939

Operating loss	(17,443)	(12,302)

Interest income	1,958	1,869
Net loss	$(15,485)	$(10,433)

Net loss per share; basic and diluted	$(0.52)	$(0.40)
Weighted average shares outstanding	29,834	26,365

CONDENSED BALANCE SHEETS (unaudited) (in thousands)
	March 31, 2008	December 31, 2007

Cash, cash equivalents and marketable securities	$154,968	$170,370
Accounts receivable	1,607	1,995
Fixed assets, net	13,194	13,511
Other assets	3,931	3,663
Total assets	$173,700	$189,539

Liabilities	$35,850	$42,040
Stockholders’ equity	137,850	147,499

Total liabilities and stockholders’ equity	$173,700	$189,539

DISCLOSURE NOTICE: The information contained in this document is current as of May 9, 2008. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that the Company’s licenses to intellectual property may be terminated because of its failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that the Company may not be able to manufacture commercial quantities of its products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics available at http://www.progenics.com.